Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Merrimack Street Trust of our report dated August 13, 2025, relating to the financial statements and financial highlights of Fidelity Systematic Municipal Bond Index ETF, which appears in Fidelity Merrimack Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 22, 2025